Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

AGBA Group Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares, par value $0.001 per share(2)	457(c)	14,918,747	$2.265	(1)	$33,790,961.96	0.0001102	$3,723.77

	Equity	Ordinary Shares issuable upon exercise of public warrants and private warrants(2)(3)	Other	2,412,500	$11.50		$27,743,750	0.0001102	$3,057.37

	Equity	Ordinary Shares underlying the Warrants included as part of the Unit Purchase Option (2)(3)	Other	138,000	$11.50		$1,587,000	0.0001102	$174.89
	Equity	Ordinary Shares underlying the Representative’s Unit Purchase Option (2)(4)	Other	276,000	$11.00		$3,036,000	0.0001102	$334.57
	Equity	Ordinary Shares underlying the Rights included as part of the Representative’s Unit Purchase Option(2)(4)	Other	27,600	$11.00		$303,600	0.0001102	$33.46

			Total Offering Amounts				$66,461,311.96	0.0001102	$7,324.04

Fees Previously Paid			Total Fees Previously Paid

			Net Fee Due						$7,324.04

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares of AGBA ordinary shares on the Nasdaq Capital Market on April 25, 2023, multiplied by the number of shares registered.

(2)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Consists of ordinary shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase one-half of one ordinary share at a price of $11.50 per whole share.

(4)	The unit purchase option held by Maxim Group LLC is execrable at $11.00 per unit to purchase up to 276,000 units, with each unit consisting of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of an ordinary share.